EXHIBIT 99.1

FOR IMMEDIATE RELEASE

From:  DDL Electronics, Inc.             Contact:  Rick Vitelle
       2151 Anchor Court                           Chief Financial Officer
       Newbury Park, California 91320              (805) 376-9415, ext. 142



               DDL ELECTRONICS, INC. SIGNS DEFINITIVE AGREEMENT
                       TO ACQUIRE JOLT TECHNOLOGY, INC.


     NEWBURY PARK, CA, January 15, 1998 -- DDL Electronics, Inc. (NYSE:DDL) announced today that it has entered into a definitive agreement to acquire Jolt Technology, Inc., an electronic manufacturing services (EMS) provider in Fort Lauderdale, Florida, for nine million shares of DDL's common stock.
     "Jolt has earned an excellent reputation in the EMS industry and has a very talented management team that is extremely customer oriented", said Gregory L. Horton, President and Chief Executive Officer of DDL. "The potential to integrate Jolt's operations with those of DDL's other EMS companies should enhance the overall return from this transaction", he added. "The acquisition of Jolt is consistent with DDL's strategy of acquiring small to medium sized contract manufacturers specializing in high mix, high complexity electronic assemblies in geographic areas of OEM concentration."
     The acquisition is subject to approval by DDL's stockholders at its upcoming annual meeting, which will be held in March. Preliminary proxy materials for this transaction have been filed with the Securities and Exchange Commission on a non-public basis, and will be distributed to DDL's stockholders in several weeks once clearance is received from the SEC.
     "The transaction will be accounted for as a pooling of interests", commented Richard K. Vitelle, DDL's Chief Financial Officer, "and is expected to be accretive to DDL's earnings per share. The acquisition of Jolt will also improve DDL's balance sheet and will bring the Company a key strategic presence in Florida."
     Jolt Technology, Inc., founded in 1989, specializes in quick-turn production of high-end commercial electronic assemblies for OEMs in the medical devices, instrumentation, computer and telecommunications industries using principally surface mount technology. For the past five years, Jolt has received the Service Excellence Award for Contract Electronic Manufacturers at the Surface Mount International trade show in San Jose. The Service Excellence Award competition, which is sponsored by Circuits Assembly magazine and Technology Forecasters, Inc., ranks contract manufacturers based on customers' evaluations in five service categories: technology; manufacturing quality; timely delivery; responsiveness; and value for price.
     DDL Electronics, Inc., headquartered in Newbury Park, California, provides integrated design and electronic manufacturing services to OEMs in the instrumentation, communications, computer, medical and aerospace industries. The Company's EMS operations are located in Southern California and Northern Ireland. The Company also fabricates multilayer printed circuit boards at its subsidiary Irlandus Circuits Ltd. located in Northern Ireland.
     Certain statements made above are forward-looking in nature and reflect DDL's current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differences would include, without limitation, the factors described as "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-31349) on file with the Securities and Exchange Commission.

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